EXHIBIT 10(a)(a)

                                EMCOR GROUP, INC.
                          301 MERRITT SEVEN, 6TH FLOOR
                               NORWALK, CT 06851


February 25, 2004

Mr. Jeffrey M. Levy
11 Camberra Drive
Suffern, New York 10901

         Re: SEPARATION AGREEMENT AND MUTUAL RELEASE

Dear Mr. Levy:

         The purpose of this letter agreement and mutual general release (the "Agreement") is to set forth the terms of our mutual agreement with regard to the separation of Jeffrey M. Levy ("Levy") from EMCOR Group, Inc. (the "Company").

         1. Effective as of February 26, 2004 (the "Resignation Date"), Levy hereby resigns as President and Chief Operating Officer of the Company and from all of his other offices and positions with the Company and any of its subsidiaries or other affiliates (e.g., as a director, officer, manager, trustee, etc.). Levy agrees to promptly provide the Company with any additional documentation that it may reasonably request to effectuate such resignations. Notwithstanding the foregoing, Levy shall continue to be employed by the Company through May 31, 2004 (the "Termination Date"), providing such services to the Company as the Chief Executive Officer of the Company (the "CEO") may from time to time reasonably request.

         2. Levy's employment shall continue through the Termination Date at a base salary of $541,853 per annum, which base salary shall be paid in accordance with the Company's regular payroll practices. In addition, Levy shall be entitled to payment in respect of a 2004 pro-rata bonus as follows: (a) a portion shall be paid in accordance with Paragraph 3 below, and (b) $150,000 shall be paid on the Termination Date, PROVIDED that Levy has theretofore complied in all material respects with the terms of this Agreement (or has, promptly upon notice, cured any breach of this Agreement that he has previously committed), by direct deposit to Levy's bank account in accordance with information on file with the Company.

         3. Levy shall also receive an aggregate payment of $2,383,706 (the "Payment"), representing the SUM of: (i) $1,083,706 (two times Levy's current annual base salary pf $541,853); PLUS (ii) $1,200,000 (two times a target bonus of $600,000); PLUS (iii) $100,000 (a portion of a 2004 pro-rata bonus). The payment shall be paid, on the first business day following the "Effective Date," as defined in Paragraph 26(b) below, by direct deposit to Levy's bank account in accordance with the information on file with the Company.

         4. Levy shall be entitled, through the Termination Date, to the employee benefits described in Section 4.1 of the Employment Agreement between the Company and Levy (the "Parties"), dated as of January 1, 2002 (the "Employment Agreement"), as if such Section was set forth in full herein, but shall not (for avoidance of doubt) be entitled to continuation, after February 26, 2004, of the fringe benefits described in Section 4.2 of the Employment Agreement. Following the Termination Date and continuing until the earlier of
(i) December 31, 2004 and (ii) the date Levy commences new employment providing comparable health/medical benefits, the Company shall pay the premiums for Levy's COBRA election, including coverage for Levy's dependents. In the event of Levy's death, the Company shall continue to pay the COBRA premiums for Levy's family throughout the period noted above. In addition, the Company shall reimburse Levy for any valid and reasonable outstanding expenses incurred on its behalf during the course of Levy's employment with the Company after Levy submits vouchers or other documentation consistent with the Company's regular reimbursement policies and past practices.

         5. The Company acknowledges that Levy currently holds the following stock options; that the termination of his employment will be treated as a termination without "cause" for purposes of determining his stock option entitlements; that such stock options will be fully vested as of the Termination Date; and that he will have until the applicable expiration date listed below to exercise such stock options:

                            Effective Date            Termination Date
      Award Date           Quantity Vested            Quantity Vested            Strike Price          Expiration
      ----------           ---------------            ---------------            ------------          ----------
        4/5/95                50,000                     50,000                    $5.13               8/28/04
        1/2/98                15,000                     15,000                    20.00               l/1/08
        1/4/99                15,000                     15,000                    16.19               1/3/09
        1/3/00                15,000                     15,000                    17.56               1/2/10
        1/2/01                15,000                     15,000                    25.44               1/1/11
       12/14/01               33,200                     33,200                    41.70              12/14/11
        1/2/02                22,500                     30,000                    46.35               1/2/12
        1/2/03                14,554                     29,108                    54.73               1/2/13
        1/2/04                 9,730                     38,918                    43.83               1/2/14

         6. The Company and Levy agree that Levy is entitled to the following Stock Units under the Company's Executive Stock Bonus Plan; that such Stock Units will be fully vested as of the Termination Date; and that shares of the Company's common stock issuable in respect of such Stock Units will become deliverable as of the first business day immediately following the day upon which the Company releases to the public generally its results in respect of the fourth quarter of the applicable Earnings Year:

                                   STOCK UNITS

             Issue Date                Total             Earnings Year
             ----------                -----             -------------
              2-Jan-01                 8,094                 2003

              2-Jan-02                 6,885                 2004

              25-Feb-03                6,263                 2005

         7. The Company shall pay in May, 2004 the annual premium of $3,767 on Levy's term life insurance policy, First Colony Life Insurance Company Policy #5936428. Thereafter, Levy may (but shall not be obligated to) pay the annual premiums for the remainder of the term of such policy. In the event Levy does not make such payments, the Company shall be entitled to permit such insurance policy to lapse.

         8. On the first business day following the Effective Date, the Company shall pay Levy $60,000 by direct deposit to Levy's bank account in accordance with information on file with the Company, which payment is intended to cover (INTER ALIA) all costs that Levy may incur with respect to office supplies, temporarily continuing certain fringe benefits, and obtaining appropriate financial advice. Levy shall not be entitled to a Company-supplied office after February 26, 2004. He shall be reimbursed for (or, to the extent he so requests, the Company shall pay directly) all appropriately documented costs he reasonably incurs, up to an aggregate limit of $70,000, for: (a) outplacement services rendered to him by a recognized outplacement service firm from the Resignation Date through December 31, 2004; (b) office space and secretarial support used by him prior to the Termination Date; and (c) legal fees and expenses incurred by him in connection with negotiating and documenting the terms set forth in this Agreement. With respect to reimbursement of Levy's legal fees and expenses, the Company shall only be entitled to know the amounts incurred, and not the specific description of the services provided by counsel, in order to maintain the attorney-client confidence between Levy and his counsel.

         9. The Company shall allow Levy to keep his current laptop computer, including docking station, attachments, screen and installed software, but excluding software (if any) that is proprietary to the Company or its subsidiaries, after February 26, 2004. Through the Termination Date, the Company shall: (i) maintain Levy's current e-mail address at the Company for use by Levy, and (ii) maintain Levy's current telephone extension with forwarding as requested by Levy. Following the Termination Date, the Company shall maintain, through December 31, 2004, Levy's current e-mail address for delivery of e-mail to Levy.

         10. Levy acknowledges that he is bound by the terms of Section 7 of the Employment Agreement (which relate to confidential information) as if such provisions were set forth in full in this Agreement. Levy agrees that he will not, prior to the Termination Date, engage (directly or indirectly, and whether through employment or otherwise) in any activity that is competitive with any activity of the Company (including its subsidiaries and other affiliates). The Company acknowledges that, with prior written notice to the Company, Levy shall be allowed to engage in other business activities as long as such activities are not competitive with those of the Company (including its subsidiary and other affiliates) and do not interfere with his performance of his duties under this Agreement. Any invention, formula, technique, process, concept, system, program, or customer list to which Levy may otherwise have intellectual property rights and which was made or conceived by Levy during his employment with the Company and which relates to activities or proposed activities of the Company or any of its subsidiaries or other affiliates (collectively, "Developments") shall be the sole property of the Company or its subsidiaries or other affiliates. Promptly upon the Company's request and at its sole expense, Levy shall assign title to any Developments to the Company or its subsidiaries or other affiliates. Levy agrees that he will not, prior to the Termination Date, directly or indirectly solicit, encourage, or participate in soliciting or encouraging, any customer or supplier of the Company (including its subsidiaries and other affiliates), or any other person or entity, to terminate (or otherwise adversely alter) such person or entity's customer, supplier, or other relationship with the Company (including its subsidiaries and other affiliates). Levy agrees that he will not, prior to December 31, 2004, directly or indirectly solicit, encourage, or participate in soliciting or encouraging, any employee of the Company (including its subsidiaries and other affiliates) to terminate (or otherwise adversely alter) such person's employment relationship with the Company (including its subsidiaries and other affiliates).

         11. Levy acknowledges and agrees that the payments, benefits and/or other things of value provided to him and on his behalf pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company to Levy, monetarily or with respect to his employment; including, without limitation, the Employment Agreement. Nothing in this Agreement shall impact Levy's right to any vested employee benefits that may have accrued under the terms of the Company's benefit plans prior to his Termination Date.

         12. The Company shall provide coverage for Levy under any directors and officers' liability insurance policy maintained by the Company from time to time prior to the tenth anniversary of the Termination Date that provides coverage to continued officers and directors of the Company generally, with the coverage to Levy being no less favorable than that then provided to continuing officers and directors of the Company generally. In addition, Company shall indemnify, hold harmless and defend Levy against any and all claims, proceedings, investigations, expenses (including all attorney fees), as incurred, relating to Levy's employment by the Company and positions held at and actions taken on behalf of its subsidiaries, to the same extent (and subject to the same conditions) as would have applied had Levy's employment with the Company continued; PROVIDED, HOWEVER, that Levy provides the Company with prior notice of any such claim, proceeding or investigation and affords the Company the opportunity to assume his defense against same.

         13. (a) For and in consideration of the payments, benefits and other things of value provided to Levy and/or on his behalf pursuant to this
Agreement,  Levy,  on behalf  of
himself, his heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as "Releasors") hereby forever releases and discharges the Company, its past or present parent corporations or entities, subsidiaries, divisions, affiliated entities, successors and assigns (collectively referred to herein as the "Company and/or its affiliates"), and all of its or their past and/or present officers, board members, agents, attorneys, representatives, insurers, employees, and assigns, whether acting as agents for the Company, or in their individual capacities (collectively with the Company and/or its affiliates referred to as the "Company Entities and Persons"), from any and all claims, demands, causes of action, expenses, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against any of the Company Entities and Persons by reason of employment, breach of agreement, any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter up to and including the date on which Levy signs this Agreement, except that this release shall not affect any claim by Levy for indemnification by the Company or contribution from the Company or anyone else relating to claims brought by parties other than the Company or in the name of the Company.

                  (b) Without limiting the generality of the foregoing, Releasors release and discharge the Company Entities and Persons from: (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Connecticut Human Rights and Opportunities Law, the New York State Human Rights Law, the New York City Human Rights Law, and/or any other federal, state or local law (statutory or decisional) or ordinance prohibiting employment discrimination;
(ii) any claim under the Employee  Retirement  Income  Security  Act  ("ERISA");
(iii) any claim under the Family and Medical Leave Act ("FMLA"); (iv) any claim for breach of contract (express or implied) or tort, including claims of fraud, duress, wrongful or constructive discharge, intentional or negligent misrepresentation, retaliatory discharge, intentional interference with contract, detrimental reliance, defamation, slander, libel, or emotional distress; (v) any claim under the Fair Labor Standards Act, Connecticut's and New York's wage and hour laws, or any other federal, state, or local laws governing wages, vacation pay, or fringe benefits; (vi) any claims for monetary or equitable relief, or compensatory or punitive damages; (vii) any other claim (whether based on federal, state or local law, statutory or decisional) in connection with, relating to, or arising out of Levy's employment with the Company and/or its affiliates or the terms and conditions of such employment, including but not limited to, the separation or termination of such employment and/or any of the events relating directly or indirectly to such separation or termination; and (viii) any claim for attorneys' fees, costs, disbursements and the like; which Releasors ever had, now have, or hereafter may have against any of the Company Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter occurring up to and including the date on which Levy signs this Agreement.

                  (c) The provisions of Paragraphs 13(a) and (b) above notwithstanding, nothing in this Agreement shall release, diminish or otherwise affect any vested monies or other benefits to which Levy might be entitled to under any pension or retirement savings plan.

                  (d) Levy agrees not to commence any proceeding (judicial, administrative or otherwise) against the Company Entities or Persons with respect to any matter or claim released under Paragraphs 13(a) and (b), and Levy represents that he has not done so as of the date he signs this Agreement. Levy further agrees that his release set forth in this Agreement may be pleaded as a full and complete defense to any claim so released that is or may be instituted, prosecuted or maintained by any person or entity.

                  (e) The Company represents that, as of the date it signs this Agreement, it is not aware of any misconduct or neglect on Levy's part that would subject him to liability for his conduct at the Company, and recognizes that Levy is relying on this representation in signing this Agreement. To the extent Levy is eligible for indemnification by the Company as an officer of the Company under the Company's bylaws and certificate of incorporation or under applicable law, this Agreement shall have no impact on Levy's eligibility for such indemnification.

                  (f) Nothing in this Agreement shall be construed to prevent Levy from commencing an action to enforce the terms of this Agreement in accordance with Paragraphs 18 and 20 below.

                  (g) The Parties acknowledge that they are agreeing to the releases contained in this Agreement, and are releasing, waiving and discharging rights or claims, only in exchange for consideration that they are not already entitled to receive.

         14. (a) For and in consideration of the value provided to the Company pursuant to this Agreement, the Company, its subsidiaries, and their successors and assigns hereby forever release and discharge Levy from any and all claims, demands, causes of action, expenses, fees and liabilities of any kind whatsoever, whether known or unknown, which the Company ever had, now has, or hereafter may have against Levy by reason of employment, breach of contract, breach of fiduciary duty, any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date on which it signs this Agreement, OTHER THAN any claims, demands, causes of action, expenses, fees and liabilities that arise out of (or otherwise relate to) willful misconduct, or gross neglect, by Levy.

                  (b) The Company agrees not to commence any proceeding (judicial, administrative or otherwise) against Levy, with respect to any matter or claim released under Paragraph 14(a), and the Company represents that it has not done so as of the date it signs this Agreement. The Company further agrees that its release may be pleaded as a full and complete defense to any claim so released that is or may be instituted, prosecuted or maintained by any person or entity.

                  (c) Levy represents that, as of the date he signs this Agreement, he is not aware of any misconduct or neglect on the Company's part that would subject it to liability to Levy for its conduct, and recognizes that the Company is relying on this representation in signing this Agreement.

                  (d) Nothing in this Agreement shall be construed to prevent the Company from enforcing the terms of this Agreement in accordance with Paragraphs 18 and 20 below.

         15. The existence, terms, and conditions of this Agreement are fully confidential and each Party agrees that such Party will not disclose them to any other person or entity.

         16. Levy agrees that he will not disparage or defame (or induce or encourage others to disparage or defame) the Company Entities and Persons. This means, among other things, that Levy will not make comments or statements to the press and/or media, or to any individual or entity with whom any of the Company Entities and Persons has or have a business relationship, which could adversely affect in any manner the business or business reputation of any of the Company Entities and Persons.

         17. The Company agrees that it (including its Board of Directors and executive officers) will not disparage or defame (or induce or encourage others to disparage or defame) Levy. This means, among other things, that the Company will not make comments or statements to the press and/or media, or to any individual or entity with whom Levy has a business relationship, which could adversely affect in any manner Levy's business or business reputation. The Company further agrees to use its best reasonable efforts to obtain Levy's prior approval for any announcement to the general public concerning his separation from the Company, provided that such approval is not unreasonably withheld or delayed.

         18. Nothing in Paragraphs 15 through 17 above shall prevent either Party from making truthful statements, or disclosing documents and information,
(a) in confidence to their attorneys, accountants and, in Levy's case, his spouse and his parents, (b) as required by applicable law, rule, or regulation (including, without limitation, any regulation of any self-regulatory organization, such as the New York Stock Exchange) or by subpoena, order or civil investigative demand, or (c) as specifically requested by any governmental or quasi-governmental agency or body. In the event of any breach of the provisions of Paragraph 10 above, or of Paragraphs 15 through 17 above (as modified by the immediately preceding sentence), the non-breaching Party shall be entitled (notwithstanding anything elsewhere to the contrary, and without any requirement to post a bond) to seek injunctive relief in any court of competent jurisdiction.

         19. (a) Levy agrees that he will, upon reasonable request, cooperate fully with the Company and/or its affiliates and its or their counsel in connection with any matter (including, without limitation, any investigation, administrative proceeding or litigation) in which he was involved or of which he may have knowledge. The Company agrees that it will: reimburse Levy, at a rate of $500 per hour, for any time he spends after the Termination Date (other than as a testifying witness) cooperating pursuant to this Paragraph 19(a); reimburse Levy for any reasonable out-of-pocket expenses he incurs in cooperating pursuant to this Paragraph 19(a); and make all reasonable efforts to schedule any necessary meetings or discussions at times and places that are convenient in light of Levy's business and personal schedule.

                  (b) If Levy receives a subpoena from any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to the Company (including its subsidiaries and other affiliates) or to his employment with the Company (including its subsidiaries and other affiliates), Levy agrees that he will promptly notify the General Counsel of the Company of the subpoena and will make no disclosure until the Company has had a reasonable opportunity
(i) to contest the right of the requesting person or entity to such disclosure and/or (ii) to seek to participate in the proceeding or matter in which the testimony is to be given, except if the Company fails to timely respond then Levy shall be entitled to comply with the subpoena as required by law.

         20. Sections 10, 12, 13 (first paragraph only), 14, 15, and 17 through 21, of the Employment Agreement (relating, respectively, to: mitigation; necessary acts; separability and dispute resolution; assignment; amendment and waivers; death and incompetence; survivorship; governing law; withholding; and counterparts) shall be deemed incorporated by reference into this Agreement as if fully set forth herein.

         21. All notices or communications hereunder shall be in writing, addressed as follows:

         to Executive:

                  Jeffrey M. Levy
                  11 Camberra Drive
                  Suffern, NY  10901

         to Company:

                  Sheldon I. Cammaker, Esq.
                  Executive Vice President and General Counsel
                  EMCOR Group, Inc.
                  301 Merritt Seven, 6th Floor
                  Norwalk, CT  06851

Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date or delivery or mailing shall determine the time at which notice was given.

         22. The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities and Persons or Levy has or have violated any federal, state or local law (statutory or decisional), ordinance or regulation; breached any contract; or committed any wrong whatsoever against any person or entity.

         23. This Agreement represents the complete understanding between Levy and the Company and/or its affiliates and supercedes any and all other written and oral agreements between Levy and the Company and/or its affiliates, including, without limitation, the Employment Agreement. This Agreement may not be orally modified. No other promises or agreements shall be binding unless in writing and signed by both the Company and Levy after the date on which the parties sign this Agreement.

         24. In executing this Agreement, Levy agrees that as of the Termination Date (or such earlier date as the Company may reasonably request) he will return to the Company all of the property of the Company (including its subsidiaries and other affiliates) in his possession or control, including without limitation, any information belonging to the Company in any tangible form (any documents, memoranda and/or files, faxes, and any means of data storage such as computer disks, CDROMS and the like, and all copies thereof) concerning the Company, its business, employees, clients and/or projects, and any keys, credit cards, equipment, computers, portable telephones, identification cards, books, notes, and any other Company property, except as set forth in Paragraph 9.

         25. Levy is hereby advised by the Company, and acknowledges that he has been so advised in writing, to consult independent legal counsel of his choice before signing this Agreement. Levy further acknowledges that he has had an opportunity to consider fully the terms and conditions of this Agreement for a period of twenty-one (21) days; that he has carefully read this Agreement in its entirety; that he has had an adequate and reasonable opportunity to consult with independent counsel of his own choosing and have had answered to his satisfaction all questions he had regarding this Agreement; that he fully understands all the terms and conditions of this Agreement and their significance; that he knowingly and voluntarily assents to, and intends to be bound by, all the terms and conditions contained herein; and that he is signing this Agreement voluntarily and of his own free will.

         26. (a) Levy may have up to twenty-one (21) days from the date of his receipt of this Agreement to consider its terms and conditions. Levy may accept this Agreement by fully executing it and returning a signed copy to the General Counsel of the Company before, but no later than, the end of the twenty-first
(21st) day after his receipt of this Agreement. If Levy does not sign and return the Agreement within this time period, the offer to enter into this Agreement shall be withdrawn and the Agreement shall be null and void.

                  (b) This Agreement shall not become effective until the eighth
(8th) day following Levy's signing of this Agreement (the "Effective Date"). Levy may at any time prior to the Effective Date revoke this Agreement, but only by delivering written notice of revocation

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

before the end of the seventh (7th) day following Levy's signing of this Agreement (the "Revocation Period") to the General Counsel of the Company. In the event that Levy revokes this Agreement prior to the Effective Date, this Agreement and the promises contained in it (including, but not limited to, the obligation of the Company to provide the severance payments, benefits and other things of value) shall automatically be null and void.

         The Parties agree that this Agreement may be executed in counterparts, and that signatures delivered by facsimile shall be fully effective for all purposes. If this Agreement is acceptable to you, please date and sign it and send it to the General Counsel, via facsimile. Please also mail a signed copy of this Agreement to the General Counsel at the Company's address noted above:

                                           EMCOR GROUP, INC.

February 25, 2004                          By:
------------------------------------           ---------------------------------
Date                                           Frank T. MacInnis
                                               Chief Executive Officer and
                                               Chairman of the Board



Acknowledged, Accepted and Agreed to:



February 25, 2004
------------------------------------           ---------------------------------
Date                                           Jeffrey M. Levy







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